Exhibit 10.03

September 2, 2014

Steve Fisher

Dear Steve:

eBay Inc. (“eBay” or the “Company”) is pleased to offer you the exempt position of Senior Vice President, Chief Technology Officer, Marketplaces at a bi-weekly salary of $24,038.47, which is equivalent to an annualized salary of $625,000.22.

You will be eligible to participate in the eBay Incentive Plan (eIP) with an annual bonus based on individual achievement as well as company performance. The annual bonus period is from January 1 through December 31. Your target bonus for the eIP is 75% of your annual base salary, pro-rated based on the eligible earnings paid while you are employed in an eIP eligible position during the annual bonus period. There is no guarantee any eIP bonus will be paid, and any actual bonus will be determined after the end of the annual bonus period based on your eligible earnings as defined in the eIP. To be eligible to receive any eIP bonus, you must be employed on or before the first business day of the fourth quarter and you must be employed on the date the bonus is paid. Based on your anticipated start date, your eligibility to participate in the eIP will begin on your start date. The payment of any bonus is at eBay’s sole and absolute discretion and subject to the terms and conditions of the eIP. eBay reserves the right, in its sole discretion, to amend, change or cancel the eIP at any time.

You will be entitled to a supplemental cash payment in the amount of $200,000 (less deductions and applicable taxes) for each of the next four years, subject to your continued employment on each date of payment. The supplemental cash payments will be made in February 2015, 2016, 2017 and 2018, subject to your continued employment on the date of payment.

It will be recommended to the Board of Directors of eBay Inc. that you be granted (a) a stock option to purchase shares of eBay’s common stock, (b) an award of restricted stock units (“RSUs”), and (c) a target award of performance-based restricted stock units (“PBRSUs”), as described in the following paragraphs. The grants described below are denominated as a U.S. dollar value. For the stock option grant, the number of shares of eBay common stock subject to the option will be determined by dividing the U.S. dollar value of the award by the Average eBay Closing Price (as described in this paragraph), multiplying the resultant total by three (3), and rounding up to the nearest whole number of shares of eBay common stock. For the RSU award, the number of shares to be granted will be determined by dividing the U.S. dollar value of the award by the Average eBay Closing Price (as described in this paragraph) and rounding up to the nearest whole number of shares of eBay common stock. For the target PBRSU award, the number of shares subject to the target award will be determined by dividing the U.S. dollar value of the award by the Average eBay Closing Price (as described in this paragraph) and rounding up to the nearest whole number of shares of eBay common stock. The “Average eBay Closing Price” shall be calculated based on the average of the closing prices of eBay common stock in U.S.

dollars as reported on the NASDAQ Global Select Market for the period of 10 consecutive trading days ending on (and including) the last trading day prior to the date of grant.

In accordance with the methodology above, it will be recommended to the Board of Directors of eBay that you be granted a stock option to purchase eBay’s common stock valued at USD $800,000, subject to the terms and conditions of eBay’s current stock plans (the “Plans”) as well as the terms and conditions of the stock option agreement (which will be provided to you as soon as practicable after the grant date). The exercise price for the stock option will be no less than the fair market value of eBay’s common stock, as determined according to the Plans, on the grant date. Generally, the stock option will vest and become exercisable (assuming your continued employment with an eBay company on each vesting date) over four years as follows: 25% of the shares subject to the stock option will vest one year after the commencement of your employment and an additional 1/48th of the shares subject to the stock option will vest each month thereafter.

It will also be recommended to the Board of Directors of eBay that you be granted an award of RSUs valued at USD $1,200,000 to be granted under the Plans as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). Generally, the RSUs will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years at the rate of 25% a year on each anniversary of the date of grant, subject to applicable taxes and withholdings.

It will also be recommended to the Board of Directors of eBay that you be granted a target award of PBRSUs valued at USD $2,000,000 to be granted under the Plans as well as the terms and conditions of the PBRSU agreement (which will be provided to you as soon as practicable after the grant date). The PBRSUs will cover performance over the period January 1, 2014 through December 31, 2015. The target award will be applied only to this performance period. The actual amount of the award will be determined based on Company performance and will be subject to the terms and conditions of the performance plan approved by the Compensation Committee. PBRSUs earned based on Company performance for the two year period will be granted in early 2016 and will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) as follows: 50% of the shares subject to the award on or about March 1, 2016 (the “Initial Vest Date”) and the remaining 50% of the shares on the first anniversary of the Initial Vest Date, subject to necessary withholding for applicable taxes.

In addition, it will be recommended to the Board of Directors of eBay that you be granted a supplemental award of RSUs valued at USD $8,000,000 (“Supplemental Grant 1”) to be granted under the Plans as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). Generally, the RSUs of Supplemental Grant 1 will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years at the rate of 25% a year on each anniversary of the date of grant, subject to applicable taxes and withholdings.

Subject to the terms of the Company’s equity plan, you will be eligible to participate in eBay’s focal equity grant program beginning in 2015, with an annual aggregate target grant value of at least $2,500,000.  The aggregate target grant value and form of award will be determined by eBay and approved by the Board of Directors.

All employees are subject to eBay’s Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. You will be provided with a copy of eBay’s Insider Trading Agreement. Please review the Agreement carefully, execute the certification and submit it to eBay’s human resources department.

You will be eligible to receive an equity make-good payment of $2,000,000 (less deductions and applicable taxes) in recognition of the value of the equity that would have vested at your current employer in 2014 had you remained employed through the applicable vesting dates. This payment will be paid within two pay periods of your start date.

In addition, you will be eligible to receive an equity make-good payment of $2,500,000 (less deductions and applicable taxes) in partial recognition of the value of the equity that would have vested at your current employer in 2015 had you remained employed through the applicable vesting dates. This payment will be paid in or around the month of the first anniversary of your start date.

You will be also entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours. Please refer to the benefit plan documents for more details, including eligibility. eBay reserves the right, in its sole discretion, to amend, change or cancel the benefits at any time.

You will be eligible to accrue 20 days of Paid Time Off (“PTO”) per year.

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. You will be provided with a list of the required documents.

Your employment at the Company is “at-will” and either you or the Company may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by written agreement signed by eBay’s SVP of Human Resources. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion.

All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Mutual Arbitration Agreement carefully.

As a condition of your employment, you must complete both the Mutual Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment. These agreements address important obligations to the Company, both during and after your employment; therefore, please read both agreements carefully before signing them and submitting them to eBay’s human resources department. If you should have any questions about either agreement, please contact me.

This offer letter, the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement as well as all other enclosed required documents, contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this offer letter by signing copies of this letter and returning it to me. All other documents requiring your signature must be submitted either in hard copy of electronically prior to your start date, including but not limited to the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement, and the Insider Trading Agreement certification.

This offer is contingent upon the results of your background verification and reference checks. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this letter.

We are excited at the prospect of you joining our team. We look forward to having you on board!

Very truly yours,

/s/ Robin J. Colman

Robin J. Colman
Vice President, Compensation, Benefits and M&A
eBay Inc.

ACCEPTED:

/s/ Steve Fisher
Steve Fisher

September 7, 2014
Date

Anticipated Start Date: September 29, 2014

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